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                                                                     EXHIBIT 4.1


              NORTHROP GRUMMAN 1998 RESTRICTED STOCK RIGHTS PLAN

1.  PURPOSE

     The purpose of the Northrop Grumman 1998 Restricted Stock Rights Plan (the "Plan") is to promote the long-term success of Northrop Grumman Corporation (the "Company") and to increase shareholder value by providing its officers and selected employees with incentives to create excellent performance and to continue service with the Company, its subsidiaries and affiliates. Both by encouraging such officers and employees to become owners of the common stock of the Company and by providing actual ownership through Plan awards, it is intended that Plan participants will view the Company from an ownership perspective.

2.  TERM

     The Plan became effective upon the approval by the Board of Directors of the Company (the "Board") on March 24, 1998. Unless previously terminated by the Board, the Plan shall terminate at the close of business on the second anniversary of such Board approval.

3.  PLAN ADMINISTRATION

     The Compensation and Management Development Committee of the Board (the "Committee") shall be responsible for administering the Plan. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, establishing all award terms and conditions and adopting modifications, amendments and procedures, including subplans and the like as may be necessary to comply with provisions of the laws and applicable regulatory rulings of countries in which the Company operates in order to assure the viability of awards granted under the Plan and to enable participants employed in such countries to receive advantages and benefits under the Plan and such laws and rulings, and the granting of waivers under the Plan or under the Ownership Retention Agreement, as the Committee in its sole and absolute discretion deems appropriate. No amendment or modification may be made to any outstanding awards pursuant to the Plan that adversely affects the rights of the holders thereof without prior written consent of such holder.

4.  ELIGIBILITY

     Any employee of the Company whose right to receive shares of the Company's common stock, $1.00 par value per share (the "Common Stock") vested as a result of the vote of the stockholders of the Company on February 26, 1998 to approve the merger between the Company and a subsidiary of Lockheed Martin Corporation, and who executes and delivers the Ownership Retention Agreement shall be eligible to receive an award under the Plan.

5.  AWARDS

     The award to be made to each participant shall consist of a restricted stock right (the "Restricted Stock Right") to receive, subject to the terms and conditions contained herein and in the Ownership Retention Agreement, a number of shares of Common Stock equal to 29% of the
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number of shares of Common Stock that such participant has placed in escrow pursuant to the Master Escrow Agreement. Any fractional shares resulting from such calculation may be paid in cash in lieu of shares of Common Stock at the time, if any, at which such participant becomes entitled to receive Additional Shares pursuant to the Ownership Retention Agreement.

6.  AWARD AGREEMENTS

     Awards under the Plan shall be evidenced by the fully executed and delivered Ownership Retention Agreement, the form of which is attached hereto as Exhibit A (the "Ownership Retention Agreement"), which sets forth the terms, conditions, limitations and timing with respect to each award and the provisions applicable in the event the participant's employment by the Company terminates or there is a Change in Control.

7.  ADJUSTMENTS AND REORGANIZATIONS

     The number of shares of Common Stock that a participant shall receive pursuant to the Ownership Retention Agreement, if the conditions for receipt provided herein and therein are satisfied, shall be subject to proportionate adjustment in the event, not including a Change in Control, of any stock split, stock dividend, share exchange, spin-off, merger, combination, recapitalization or other distribution (other than normal cash dividends) of Company assets to its stockholders. The determination of whether an adjustment is to be made or not, and, if so, the amount of the adjustment appropriate to reflect such event, shall be made by and in the sole discretion of the Compensation and Management Development Committee of the Board of Directors, pursuant to the Plan.

     If the Company undergoes a Change in Control prior to March 1, 2000 and the Employee is employed by the Company at the time of the occurrence of such Change in Control, then Section 3.01 of the Ownership Retention Agreement shall apply. For purposes of this Plan and the Ownership Retention Agreement, a "Change in Control" of the Company shall be deemed to occur if and as of the first day that any one or more of the following conditions are satisfied:

          (i) Any Person (other than those Persons in control of the Company as of November 15, 1995, or other than a trustee or fiduciary holding securities under an employee benefit plan of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities and for purposes of this section, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) and for purposes of this subsection (i) "person" or "group" shall not include underwriters acquiring newly-issued voting shares (or securities convertible into voting shares) directly from the Company with a view to distribution; or

          (ii) during any period of two (2) consecutive years (not including any period prior to November 15, 1995), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was

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     approved by a vote of a least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

          (iii) a merger, consolidation, or reorganization of the Company with or involving any other entity ("Merger") becomes effective upon the filing of all applicable legal documents with the appropriate governmental authorities, or an agreement for the sale or disposition of all or substantially all of the Company's assets in one or a series of related transactions or a plan of complete liquidation of the Company ("Asset Sale") is consummated; provided that the effectiveness of a Merger shall be
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     deemed not to constitute a Change in Control if it results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such Merger; and provided, further, that if (A) a Merger becomes effective that constitutes
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     a Change in Control, or (B) an Asset Sale is consummated, then a participant (other than a participant whose rights under this Plan terminated pursuant to Section 1.02 of the Ownership Retention Agreement prior to the Change in Control) shall be deemed for all purposes of this Plan and the Ownership Retention Agreement to be employed by the Company at the time of the occurrence of such Change in Control if such participant was employed by the Company on the date of the shareholder vote approving such Merger or Asset Sale.


8.  DIVIDENDS AND DIVIDEND EQUIVALENTS

     No Restricted Stock Right shall earn dividends or dividend equivalents until the Additional Shares are issued.

9.  TRANSFERABILITY AND EXERCISABILITY

     Restricted Stock Rights are not assignable, alienable, saleable, pledgeable, hypothecateable or otherwise transferable by the participant and shall not be assigned, alienated, sold, pledged, hypothecated, or otherwise transferred, disposed of or encumbered, other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code) or unless otherwise determined by the Committee.

10. TAX WITHHOLDING

     The Company shall have the right to deduct from any issuance of stock pursuant to an award made under the Plan a sufficient amount to cover withholding of any Federal, state or local income and social security, medicare and any other applicable employment taxes required by law or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

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11. PAYMENTS FOR TAXES

     (i)   Payments for taxes to an Employee pursuant to either Section 4.01 or
Section 4.02 of the Ownership Retention Agreement ("Tax Payments") shall be made as soon as practicable following the receipt or deemed receipt of any income triggering such payments and may be satisfied by the Company making the appropriate withholding payments or by making a payment or payments to the Employee but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Employee of the income triggering such payments.

     (ii) For purposes of determining the amount of any gross up component of a Tax Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Employee and shall also include the Employee's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of payment, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

     (iii) All determinations required to be made with respect to Tax Payments, including but not limited to whether a payment would result in a tax liability to the Employee under Section 4999 of the Internal Revenue Code, shall be made by the Company's independent auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee as requested by the Company or the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. All determinations made by the Accounting Firm under this Section 11 shall be final and binding upon the Company and the Employee.

12. OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

13. UNFUNDED PLAN

     Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

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14. FUTURE RIGHTS

     No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company.

15. GOVERNING LAW

     The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable Federal law.

16. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

17. RIGHTS AS A SHAREHOLDER

     A participant shall have no rights as a holder of Additional Shares until he or she becomes the holder of record thereof.

18. DEFINITIONS

     All capitalized terms not otherwise defined herein shall have the meaning assigned such terms in the Ownership Retention Agreement. The term "employee of the Company" and its correlatives mean an employee of the Company or any of its subsidiaries. The term "Internal Revenue Code" as used in this Agreement and in an Ownership Retention Agreement refers to the Internal Revenue Code of 1986, as amended and any successor thereto.

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